UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 31, 2012

    VISUALANT, INCORPORATED

(Exact name of Registrant as specified in its charter)

Nevada	0-25541	91-1948357
(State or jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Union Street, Suite 406

Seattle, Washington 98101

                (206) 903-1351

(Address of Registrant’s principal executive office and telephone number)

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Entry into License, Joint Research and Product Development and Stock Purchase Agreements with Sumitomo Precision Products Co., Ltd.

On May 31, 2012, Visualant, Inc. (“Visualant” or the “Company”) executed a Stock Purchase Agreement with Sumitomo Precision Products Co., Ltd. (“SPP”), a publicly-listed Japanese corporation, whereby SPP will invest US $2,250,000 into Visualant in exchange for 17,307,693 shares of restricted common shares priced at $0.13 per share.  In addition Visualant and SPP have entered into a one year Joint Development Agreement focused on the commercialization of the Visualant SPM technology and a License Agreement providing SPP with an exclusive license of the SPM technology in identified Asian territories.  SPP will pay Visualant an initial payment of US $1 million for the License Agreement, and a running royalty for the license will be negotiated at the completion of the Joint Development Agreement.

These agreements are the culmination of several months of work by the parties developing and testing the SPM products, analyzing the market potential for the SPM technology and developing a product plan.

SPP is publicly traded on the Tokyo and Osaka Stock Exchanges and has operations in Japan, United States, China, United Kingdom, Canada and other parts of the world. Additional details are available at http://www.spp.co.jp/English/index2-e.html.

The above description of the License, Joint Research and Product Development and Stock Purchase Agreements is intended only as a summary.  The full License, Joint Research and Product Development and Stock Purchase Agreements are included as Exhibits 10.1, 10.2 and 10.3, respectively, and are hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits –

Exhibit No.	Description

10.1	License Agreement dated May 31, 2012 by and between Visualant, Inc. and Sumitomo Precision Products Co., Ltd.

10.2	Joint Research and Product Development Agreement dated May 31, 2012 by and between Visualant, Inc. and Sumitomo Precision Products Co., Ltd.

10.3	Stock Purchase Agreement dated May 31, 2012 by and between Visualant, Inc. and Sumitomo Precision Products Co., Ltd.

99.1	Press release dated June 4, 2012 announcing the entry into License, Joint Research and Product Development and Stock Purchase Agreements with Sumitomo Precision Products Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant: VISUALANT, INCORPORATED

June 4, 2012	By:	/s/ Ronald P. Erickson
Ronald P. Erickson, CEO

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits –

Exhibit No.	Description

10.1	License Agreement dated May 31, 2012 by and between Visualant, Inc. and Sumitomo Precision Products Co., Ltd.

10.2	Joint Research and Product Development Agreement dated May 31, 2012 by and between Visualant, Inc. and Sumitomo Precision Products Co., Ltd.

10.3	Stock Purchase Agreement dated May 31, 2012 by and between Visualant, Inc. and Sumitomo Precision Products Co., Ltd.

99.1	Press release dated June 4, 2012 announcing the entry into License, Joint Research and Product Development and Stock Purchase Agreements with Sumitomo Precision Products Co., Ltd.